As filed with the Securities and Exchange Commission on February 8, 2006

Registration No. 333-129638

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM S-4

REGISTRATION STATEMENT

under

The Securities Act of 1933

COMMUNITY PARTNERS BANCORP

(Exact name of registrant as specified in its charter)

New Jersey	6022	20-3700861
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification)	(I.R.S. Employer Identification Number)

1250 Highway 35 South

Middletown, New Jersey 07748

(732) 706-9009

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Barry B. Davall

President and Chief Executive Officer

1250 Highway 35 South

Middletown, New Jersey 07748

(732) 706-9009

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Please send copies of all communications to:

Barry B. Davall President and Chief Executive Officer Two River Community Bank 1250 Highway 35 South Middletown, NJ 07748 (732) 706-9009	Michael W. Zelenty, Esq. Scott W. Goodman, Esq. Pitney Hardin LLP 200 Campus Drive Florham Park, NJ 07932 (973) 966-6300	Robert W. Dowens, Sr. President and Chief Executive Officer The Town Bank 520 South Avenue Westfield, NJ 07090 (908) 301-0800	Douglas R. Brown, Esq. Glenn L. Stein, Esq. Norris McLaughlin & Marcus P.A. P.O. Box 1018 Somerville, NJ 08876-1018 (908) 722-0700

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed acquisition described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, or the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

We are filing this amendment for the sole purpose of providing an updated consent of Grant Thornton LLP, filed as Exhibit 23.1 hereto.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Indemnification.    Article FOURTH of the certificate of incorporation of Community Partners Bancorp provides that the corporation shall indemnify to the full extent from time to time permitted by law any person made, or threatened to be made, a party to, or a witness or other participant in, any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, legislative, investigative or of any other kind, by reason of the fact that such person is or was a director, officer, employee or other agent of the corporation or any subsidiary of the corporation or serves or served any other enterprise at the request of the corporation (including service as a fiduciary with respect to any employee benefit plan) against expenses, judgments, fines, penalties and amounts paid in settlement (including amounts paid pursuant to judgments or settlements in derivative actions), actually and reasonably incurred by such person in connection with such action, suit or proceeding, or any appeal therein. The Article also provides that the rights afforded to such person extend to such person’s legal representative.

The New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent against his expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful. For purposes of the Act, the term “corporate agent” includes any present or former director, officer, employee or agent of the corporation, and a person serving as a “corporate agent” at the request of the corporation for any other enterprise.

With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, only the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct.

The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the board of directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the shareholders.

A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him the requested indemnification. In advance of the final disposition of a proceeding, the corporation may pay an agent’s expenses if the agent agrees to repay the expenses unless it is ultimately determined he is entitled to indemnification.

Exculpation.    Article SEVENTH of the certificate of incorporation of Community Partners Bancorp provides:

To the full extent permitted by the laws of the State of New Jersey, as they exist or may hereafter be amended, directors and officers of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that the provisions of this Article SEVENTH shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such persons of an improper personal benefit. Neither the amendment or repeal of this Article SEVENTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article SEVENTH, shall eliminate or reduce the protection afforded by this Article SEVENTH to a director or officer of the Corporation in respect to any matter which occurred, or any cause of action, suit or claim which but for this Article SEVENTH would have accrued or arisen, prior to such amendment, repeal or adoption.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.		Description
23.1	*	Consent of Grant Thornton LLP

*	Filed herewith

B.	Financial Schedules

All financial statement schedules have been omitted because they are not applicable or the required information is included in the financial statements or notes thereto or contained in the Joint Proxy Statement/Prospectus.

C.	Report, Opinion or Appraisals

The form of Fairness Opinion of Curtis Securities LLC is included as Annex D to the Joint Proxy Statement/Prospectus and the form of Fairness Opinion of Janney Montgomery Scott LLC is included as Annex E to the Joint Proxy Statement/Prospectus.

Item 22. Undertakings

1.    The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

2.    The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph 2 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

4.    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

5.    Subject to appropriate interpretation, the undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it becomes effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Middletown, State of New Jersey, on the 8th day of February, 2006.

COMMUNITY PARTNERS BANCORP

By:	/s/ Barry B. Davall
Barry B. Davall President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Barry B. Davall Barry B. Davall	President, Chief Executive Officer and Director	February 8, 2006

/s/ Michael J. Gormley Michael J. Gormley	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	February 8, 2006

* Michael Bis	Controller and Chief Accounting Officer (Principal Accounting Officer)	February 8, 2006

* Charles T. Parton	Chairman of the Board	February 8, 2006

* Joseph F.X. O’Sullivan	Vice Chairman of the Board	February 8, 2006

* Michael W. Kostelnik, Jr.	Director	February 8, 2006

* Frank J. Patock, Jr.	Director	February 8, 2006

* Robert B. Cagnassola	Director	February 8, 2006

* Frederick H. Kurtz	Director	February 8, 2006

* John J. Perri, Jr.	Director	February 8, 2006

*By:	/s/ Barry B. Davall
Barry B. Davall Attorney-in-fact

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